BARTON CPA

Certified Public Accountants and Advisors
A PCAOB Registered Firm
713-489-5635 bartoncpafirm.com Cypress, Texas

April 16, 2026

U.S. Securities and Exchange Commission
450 Fifth Street N.W.
Washington, DC 20549

RE: HNO INTERNATIONAL, INC. File No.: 000-56568

We have read the statements under item 4.01 of the Form 8-K to be filed with the Securities and Exchange Commission. We agree with the statements pertaining to us.

Barton CPA PLLC

Barton CPA PLLC
Cypress, Texas